Dated 23rd day of October 2012

ENVISION GLOBAL GROUP
as Purchaser

and

COGO GROUP, INC.
as Seller

SALE AND PURCHASE AGREEMENT
relating to the entire issued share capital of
(1) COMTECH (CHINA) HOLDING LTD.

(2) COMTECH (HK) HOLDING LTD.
and

(3) ALPHALINK GLOBAL LIMITED

This Agreement is made on the 23rd day of October 2012

Between:

(1)	Cogo Group, Inc., a company incorporated with limited liability in the Cayman Islands, whose registered office is at Abacus Management Limited, Ground Floor Elizabethan Square, George Town, P.O. Box 2499, Grand Cayman, KY1-1104 Cayman Islands (the “Seller”); and

(2)	Envision Global Group, a company incorporated with limited liability in the Cayman Islands whose registered office is at the offices of Offshore Incorporations (Cayman) Limited, Scotia Centre, 4th Floor, P.O. Box 2804, George Town, Grand Cayman, KY1-1112, Cayman Islands (the “Purchaser”).

Whereas:

(A)	As at the date hereof, Cogo, Inc. (“Cogo”) is a limited liability company incorporated in the Cayman Islands. The Seller is the legal and beneficial owner of the entire issued and paid-up share capital of Cogo.

(B)	As at the date hereof, Cogo is the legal and beneficial owner of, inter alia, the entire issued and paid-up share capital of each of Comtech China (as defined below), Comtech HK (as defined below) and Alphalink (as defined below). Further particulars of Comtech China, Comtech HK and Alphalink are set out in Schedule 1, Part A.

(C)	As at the date hereof, Comtech China is the legal and beneficial owner of, inter alia, the entire issued and paid-up share capital of each of Comtech Communication SZ (as defined below) and Comtech Software SZ (as defined below). Comtech Communication SZ is the legal and beneficial owner of, inter alia, the entire issued and paid-up share capital of Comtech Communication HK (as defined below). Further particulars of Comtech Communication SZ, Comtech Software SZ and Comtech Communication HK are set out in Schedule 1, Part A.

(D)	As at the date hereof, Comtech HK is the legal and beneficial owner of the entire issued and paid-up share capital of each of Comtech International HK (as defined below) and HK JJT (as defined below). Further particulars of Comtech International HK and HK JJT are set out in Schedule 1, Part A.

(E)	As at the date hereof, Alphalink is the legal and beneficial owner of, inter alia, the entire issued and paid-up share capital of Epcot Multimedia SZ (as defined below). Further particulars of Epcot Multimedia SZ are set out in Schedule 1, Part A.

(F)	The Seller will procure the Restructuring (as defined below) to be completed prior to the Completion (as defined below). Upon completion of the Restructuring, (i) Comtech China will be the legal and beneficial owner of the entire issued and paid-up share capital of each of Comtech Communication SZ and Comtech Software SZ; and (ii) Comtech Communication SZ will be the legal and beneficial owner of the entire issued and paid-up share capital of Comtech Communication HK.

1

(G)	The Purchaser has agreed to purchase, and the Seller has agreed to sell, the entire issued share capital of each of Comtech China, Comtech HK and Alphalink upon the terms and subject to the conditions under this Agreement.

(H)	Upon Completion, the corporate structure of the Purchaser and the Target Group will be as set out in Schedule 1, Part B.

IT IS AGREED as follows:

1.	Interpretation

In this Agreement, unless the context otherwise requires, the provisions in this Clause 1 apply:

1.1	Definitions

“Acceptance Period” has the meaning given to it in Clause 7.3;

“Affiliate” means, with respect to any specified person, any other person who or which, directly or indirectly, Controls, is Controlled by, or is under common Control with such specified person, including, without limitation, any partner, officer, director, member or employee of such person and any venture capital fund now or hereafter existing that is Controlled by or under common Control with one or more general partners or managing members of, or shares the same management company with, such person;

“Agreed Form” means, in relation to a document, such document in the terms as agreed between the Purchaser and the Seller;

“Alphalink” means Alphalink Global Limited, a limited liability company incorporated in the British Virgin Islands, the entire issued and paid-up share capital of which is held by Cogo;

“Alphalink Group” means Alphalink and its subsidiaries;

“Alphalink Sale Share” means one (1) ordinary share of nominal value US$1.00 in the issued and paid-up share capital of Alphalink, representing the entire issued and paid-up share capital of Alphalink;

“Applicable Law” means, with respect to any person, any laws, rules, regulations, directives, decrees, treaties, or orders of any Governmental Entity, that are applicable to and binding on such person;

“Business Day” means any day (other than a Saturday, a Sunday or a public holiday in Hong Kong) on which banks in Hong Kong are open for normal banking business provided that where, as a result of a typhoon signal number 8 (or above) or a black rainstorm warning or other similar event, the period during which banks in Hong Kong are open for normal banking business on any day is reduced, any such day shall not be a “Business Day” unless the Parties otherwise determine;

“Cogo” has the meaning given to it in Recital (A);

2

“Completion” means the completion of the sale and purchase of the Sale Shares pursuant to Clauses 6.1 and 6.2;

“Completion Date” means the date on which Completion takes place;

“Comtech China” means Comtech (China) Holding Ltd., a limited liability company incorporated in the British Virgin Islands, the entire issued and paid-up share capital of which is held by Cogo;

“Comtech China Group” means Comtech China and its subsidiaries;

“Comtech China Sale Share” means one (1) ordinary share of nominal value US$1.00 in the issued and paid-up share capital of Comtech China, representing the entire issued and paid-up share capital of Comtech China;

“Comtech Communication HK” means Comtech Communication Technology (Hong Kong) Company Limited, a limited liability company incorporated in Hong Kong, the entire issued and paid-up share capital of which is held by Comtech Communication SZ;

“Comtech Communication SZ” means Comtech Communication Technology (Shenzhen) Company Limited, a wholly-foreign owned enterprise established in the PRC owned by Comtech China;

“Comtech HK” means Comtech (HK) Holding Ltd., a limited liability company incorporated in the British Virgin Islands, the entire issued and paid-up share capital of which is held by Cogo;

“Comtech HK Group” means Comtech HK and its subsidiaries;

“Comtech HK Sale Share” means one (1) ordinary share of nominal value of US$1.00 in the issued and paid-up share capital of Comtech HK, representing the entire issued and paid-up share capital of Comtech HK;

“Comtech International HK” means Comtech International (Hong Kong) Limited, a limited liability company incorporated in Hong Kong, the entire issued and paid-up share capital of which is held by Comtech HK;

“Comtech Software SZ” means Comtech Software Technology (Shenzhen) Company Limited, a wholly-foreign owned enterprise established in the PRC owned by Comtech China;

“Control” of a given person means the power or authority, whether exercised or not, to direct the business, management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, which power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such person or power to control the composition of a majority of the board of directors of such person; the terms “Controlling” and “Controlled” have meanings correlative to the foregoing;

3

“Corporate Documents” means in relation to any company, its certificate of incorporation, certificate of incorporation on change of name (if applicable) and its current business registration certificate (if applicable); certificate of approval, business licence certificate, tax registration certificate(s) and foreign exchange registration certificate/card (if applicable); statutory records and minute books written up to the Completion Date; common seal (if applicable), chops and all rubber stamps (including without limitation any company chop or stamp held by any person in respect of the company); cheque books, cheque stubs and bank statements; receipt books; all other accounting records; copies of all tax returns and assessment, if any, (receipted where the due dates for payment fell on or before the Completion Date); all correspondence, if any, with its solicitors, accountants or the Inland Revenue Department/tax bureau; all other documents and correspondence, if any, relating to its affairs; and all copies of the memorandum and articles of association or bye-laws; and all licences, permits required for the business, if any; certificates of all registered trade marks, patents and designs in connection with the business; originals of all contracts; all title deeds and documents (including construction permits, if any) in relation to any property (if applicable) owned by such company;

“Defaulting Party” has the meaning given to it in Clause 6.3;

“Encumbrance” means (a) any debenture, mortgage, charge (whether fixed or floating, legal or equitable), pledge, lien, hypothecation, assignment, deed of trust, title retention, security interest or other encumbrance of any kind securing, or conferring any priority of payment in respect of, any obligation of any person, including without limitation any right granted by a transaction which, in legal terms, is not the granting of security but which has an economic or financial effect similar to the granting of security under applicable Laws and (b) any proxy, power of attorney, voting trust agreement, interest, option, right of first offer, negotiation or refusal or transfer restriction in favour of any person;

“Escrow Agent” means Loeb & Loeb LLP;

“Escrow Agreement” means the escrow agreement entered into between the Seller, the Purchaser and the Escrow Agent;

“Excluded Companies” means collectively, Shenzhen Comtech International Limited, Shanghai E&T System Company Limited, Chengdu Comtech Communication Technology Company Limited, Wuhan Comtech Communication Technology Company Limited, Hangzhou Mega Sky Communication Technology Company Limited, Nanjing Youyingjie Communication Technology Company, Shanghai Comtech Electronic Technology Company Limited and Beijing JJT Limited; further particulars of each of which is set out in Schedule 1, Part C;

“Epcot Multimedia SZ” means Epcot Multimedia Technology (Shenzhen) Limited, a wholly-foreign owned enterprise established in the PRC owned by Alphalink;

“Governmental Entity” means any supra national, national, state, municipal or local government (including any subdivision, court, administrative agency or commission or other authority thereof) or any quasi governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi governmental authority;

4

“HK JJT” means Hong Kong JJT Limited, a limited liability company incorporated in Hong Kong, the entire issued share capital of which is held by Comtech HK;

“HKIAC” has the meaning given to it in Clause 11.12(B);

“Hong Kong” means the Hong Kong Special Administrative Region of the PRC;

“Intellectual Property Rights” means any patents, patent rights and applications therefor, inventions, discoveries, improvements, concepts, innovations, industrial models, registered and unregistered copyrights, copyright registrations and applications, author’s rights, works of authorship (including artwork of any kind and software of all types in whatever medium, inclusive of computer programs, source code, object code and executable code, and related documentation), web sites, web pages, technical information, know-how, trade secrets, drawings, designs, design protocols, specifications for parts and devices, research and development efforts, databases and proprietary data, formulae, operational procedures, trade names, trademarks, domain names, and service marks, and registrations and applications therefor, the goodwill of the business symbolized or represented by the foregoing, customer lists and other proprietary information and common law rights;

“Long Stop Date” means the date falling on the expiry of four (4) months from the date of this Agreement or such other date as may be mutually agreed between the Purchaser and the Seller in writing;

“Management Accounts” means the unaudited management accounts relating to the Target Group for the period from 1 January 2012 to the Management Accounts Date;

“Management Accounts Date” means 30 June 2012;

“Matching Notice” has the meaning given to it in Clause 7.3;

“Material Adverse Effect” means any change, circumstance, occurrence, fact, condition, event or effect that, individually or in the aggregate, has had or is likely to have a material adverse effect on the business, condition (financial or otherwise), assets or liabilities, prospects or results of operation, turnover, financial or trading position of the Target Group as a whole;

“Notice” has the meaning given to it in Clause 11.8(A);

“Outgoing Employees” means a list of person as agreed between and initialed by the Purchaser and the Seller for identification;

“Parties” means the parties to this Agreement and “Party” means any one of them;

“PRC” means the People’s Republic of China (excluding, for the purposes of this Agreement, Hong Kong, the Macao Special Administrative Region of the PRC and Taiwan);

“Purchase Consideration” has the meaning given to it in Clause 3.1;

“Purchaser” has the meaning given to it in the Preamble;

5

“Purchaser’s Group” means the Purchaser and its subsidiaries from time to time (following Completion);

“Purchaser Transitional Guarantees” has the meaning given to it in Clause 8.5;

“Purchaser’s Warranties” means the warranties and representations given by the Purchaser to the Seller pursuant to Clause 9.11 and Schedule 4, and “Purchaser’s Warranty” means any one of them;

“Restructuring” has the meaning given to it in Clause 4.1(A);

“Sale Shares” means collectively, the Comtech China Sale Share, the Comtech HK Sale Share and the Alphalink Sale Shares;

“Seller” has the meaning given to it in the Preamble;

“Seller’s Group” means the Seller and its subsidiaries (excluding the Target Group) from time to time;

“Seller Transitional Guarantees” has the meaning given to it in Clause 8.4(A);

“Seller’s Warranties” means the warranties and representations given by the Seller pursuant to Clause 9.1 and Schedule 3 and “Seller’s Warranty” means any one of them;

“Services” means the warehouse facilities and provision of logistics services to be provided to/by the relevant members of the Seller’s Group (other than the Target Group Companies) by/to the relevant Target Group Companies;

“Services Agreement” means an agreement relating to the Services to be entered into prior to Completion.

“Share Charge” means the share charge to be executed and delivered by the Purchaser in favour of Seller in respect of the Sale Shares in the Agreed Form;

“Target Group” means collectively, Comtech China, Comtech China Communication SZ, Comtech Software SZ, Comtech Communication HK, Comtech HK, Comtech International HK, HK JJT, Alphalink and Epcot Multimedia SZ, excluding the Excluded Companies, and “Target Group Company” means any one of them;

“Tax Authority” means any taxing or other authority competent to impose any liability in respect of Taxation or responsible for the administration and/or collection of Taxation or enforcement of any law in relation to Taxation;

“Taxation” or “Tax” means all forms of taxation (other than deferred tax) and statutory, governmental, state, provincial, local governmental or municipal impositions, duties, contributions and levies and whether levied by reference to income, profits, gains, net wealth, asset values, turnover, added value or otherwise and shall further include payments in respect of or on account of Tax, whenever and wherever imposed and whether chargeable directly or primarily against or attributable directly or primarily to a Target Group Company or any other person and all penalties, charges, costs and interest relating thereto;

6

“Third Party Offer” has the meaning given to it in Clause 7.1; “Third Party Offer Notice” has the meaning given to it in Clause 7.1;

“Transaction Documents” means this Agreement, and such other document(s) as the Purchaser and the Seller may designate as such in writing;

“Transition Guarantees Fee” has the meaning given to it in Clause 8.5;

“Transition Guarantee Fee” has the meaning given to it in Clause 8.4(B); and

“US$” means United States dollars, the lawful currency of the United States of America.

1.2	References to one gender include all genders and references to the singular include the plural and vice versa.

1.3	References to:

(A)	a person include any individual, company, firm partnership or unincorporated association (whether or not having separate legal personality); and

(B)	a company include any company, corporation or any body corporate, wherever incorporated.

1.4	A company is a “subsidiary” of another company if that other company, directly or indirectly, through one or more subsidiaries:

(A)	holds a majority of the voting rights in it;

(B)	is a member or shareholder of it and has the right to appoint or remove a majority of its board of directors or equivalent managing body;

(C)	is a member or shareholder of it and controls alone, pursuant to an agreement with other shareholders or members, a majority of the voting rights in it; or

(D)	has the right to exercise a dominant influence over it, for example by having the power to give, or by actually giving, directions with respect to its operating and financial policies, with which its directors are obliged to comply.

1.5	References to a statute or statutory provision include:

(A)	that statute or provision as from time to time modified, re-enacted or consolidated whether before or after the date of this Agreement;

(B)	any past statute or statutory provision (as from time to time modified, reenacted or consolidated) which that statute or provision has directly or indirectly replaced; and

7

(C)	any subordinate legislation made from time to time under that statute or statutory provision.

1.6	References to this Agreement shall include any Schedules to it and references to Clauses and Schedules are to Clauses of, and Schedules to, this Agreement. References to paragraphs and parts are to paragraphs and parts of the Schedules.

1.7	References to books, records or other information mean books, records or other information in any form including paper, electronically stored data, magnetic media, film and microfilm.

1.8	The words “including”, “include”, “in particular” and words of similar effect shall not be deemed to limit the general effect of the words that precede them.

2.	Agreement to Sell the Sale Shares

2.1	On and subject to the terms and conditions of this Agreement, the Seller agrees to sell and procure Cogo to sell, and the Purchaser (or its nominee(s)) agrees to purchase, the Sale Shares.

2.2	The Sale Shares shall be sold free from Encumbrances and together with all rights attaching to them as at Completion (including the right to receive all dividends or distributions declared, made or paid on or after Completion).

2.3	The Seller shall procure that on or prior to the Completion, any and all rights of pre- emption over the Sale Shares are waived irrevocably by any persons entitled thereto.

2.4	Neither the Seller nor the Purchaser shall be obliged to complete the sale and purchase of any of the Sale Shares unless the sale and purchase of all the Sale Shares is completed simultaneously.

3.	Consideration

3.1	The aggregate consideration payable by the Purchaser to the Seller for the purchase of the Sale Shares under this Agreement shall be US$78.0 million (the “Purchase Consideration”).

3.2	The Purchase Consideration shall be payable by way of two (2) instalments as set out below in cash or by way of wire transfer to such bank account(s) as the Seller may nominate in writing not less than three (3) Business Days prior to the applicable time of payment:

Instalment No.	Time of Payment	Amount

1	At Completion	US$10.0 million

2	On or before 31 December	US$68.0 million
2012

3.3	The allocation of the Purchase Consideration among the relevant Sale Shares shall be determined by the Purchaser at its sole discretion.

8

3.4	The Sale Shares shall be held in escrow pursuant to the Escrow Agreement and shall be released, subject to receipt of the full payment of the second installment of the Purchase Consideration, to the Purchaser within two (2) Business Days after the Escrow Agent has been advised of the receipt of payment in fullno later than December 31, 2012, or failing which, to the Seller, along with appropriate stock powers executed in blank and all other documentation necessary to effect the transfer of the Sale Shares back to the Seller. If the Sale Shares are returned to the Seller in accordance with the foregoing, the installment no.1 in respect of US$10.0 million shall be returned to the Purchaser within seven (7) Business Days after the return of such Sale Shares.

4.	Conditions Precedent

4.1	Completion is conditional upon the satisfaction (or waiver in accordance with Clause 4.3) of the following conditions:

(A)	each of Comtech China Group and Alphalink Group having completed the divestment of their respective interests in the Excluded Companies on terms satisfactory to the Purchaser (the “Restructuring”) and the Purchaser having received evidence satisfactory to it of the completion of the Restructuring;

(B)	each of the covenants, agreements and obligations of the Seller and/or the Target Group Companies to be performed and complied with on or prior to the Completion Date in accordance with this Agreement having been duly performed or complied with in all material respects on or before Completion Date;

(C)	the Seller’s Warranties being true, complete and accurate and not misleading in all material respects on and as of the Completion Date, as though they had been given and made on such date by reference to the facts and circumstances then subsisting;

(D)	the Escrow Agreement shall have been entered into and be in full force and effect;

(E)	the Services Agreement shall have been entered into and be in full force and effect;

(F)	all material licences, consents, approvals, authorisations, permissions, waivers, orders, exemptions or notifications which are required and appropriate for the execution and performance of this Agreement and the transaction contemplated under this Agreement having been obtained or made from or to relevant third parties and/or governmental or regulatory authorities or bodies, and not having been revoked prior to Completion; and

(G)	between the date hereof and the Completion Date, no event or series of events shall have occurred which, in the reasonable opinion of the Purchaser, has had or would reasonably be expected to have a Material Adverse Effect.

9

4.2	The Seller shall use all reasonable endeavours to procure the satisfaction of the conditions set out in Clauses 4.1(A) to 4.1(F) as soon as reasonably practicable after the date of this Agreement and in any event no later than the Long Stop Date.

4.3	(A)	The Seller shall give notice to the Purchaser of the satisfaction of the conditions set out in Clauses 4.1(A) to 4.1(F) within two (2) Business Days of becoming aware of the same.

(B)	The Purchaser may at any time waive in whole or in part and conditionally or unconditionally the conditions set out in Clause 4.1 by notice in writing to the Seller. The Seller may not waive any of the conditions set out in Clause 4.1.

(C)	If the conditions in Clause 4.1 are not satisfied or waived on or before the Long Stop Date, this Agreement (other than Clauses 1, 10, 11.2, 11.7 to 11.12) shall lapse and neither the Seller nor the Purchaser shall have any claim against the other, save for any claim arising from antecedent breach of any obligation contained in Clause 4.2.

5.	Pre-Completion Undertakings

Except as otherwise permitted by this Agreement or with the prior written consent of the Purchaser (such consent not to be unreasonably withheld or delayed), the Seller undertakes to procure, that, between the date of this Agreement and Completion (or earlier termination in accordance with this Agreement), each Target Group Company:

(A)	shall carry on its business in the ordinary course consistent with past practice in all material respects and to preserve its relationships with its major customers, suppliers and others having business dealings with the Target Group;

(B)	shall not enter into any contract, arrangement or commitment of an unusual or onerous nature or other than in the normal and ordinary course of business;

(C)	shall not make any change in the terms and conditions of employment or pension benefits of any of its directors or employees, or employ or terminate the employment of any person, other than the termination of the Outgoing Employees;

(D)	shall not pass any resolution for or which would result in the winding up, liquidation or entering into administration or receivership of any Target Group Company; undertake any amalgamation, merger or restructuring (other than for the purpose of implementing the Restructuring) or liquidation exercise concerning any Target Group Company; or apply for the appointment of a receiver, manager or judicial manager or like officer of any Target Group Company or any material assets thereof;

(E)	shall not enter into, or exercise an option in relation to, any agreement or incur any commitment involving any capital expenditure exceeding US$100,000 (or its equivalent in any foreign currency), or such other amount as agreed between the Parties in writing, in a single or a series of related transactions;

10

(F)	shall not enter into, or exercise an option in relation to, or amend any agreement or incur any commitment with a value exceeding US$100,000 (or its equivalent in any foreign currency), or such other amount as agreed between the Parties in writing, in a single or a series of related transactions which is not capable of being terminated without compensation at any time with one month’s notice or less or which is not in its ordinary and usual course of business;

(G)	except for purposes of the Restructuring, shall not acquire or dispose of, or agree to acquire or dispose of, any material asset, or enter into or amend any agreement or incur any commitment to do so;

(H)	shall not acquire or agree to acquire any share, shares or other interest in any company, partnership or other venture;

(I)	shall not incur any additional borrowings or incur any other indebtedness in the nature of borrowings otherwise than in its ordinary and usual course of business;

(J)	shall not create, allot or issue any share capital or any option to subscribe for any such share capital;

(K)	shall not repay, redeem or repurchase any of its share capital;

(L)	shall not declare, make or pay any dividend or other distribution to any of its shareholders;

(M)	shall not make any loan (other than the granting of any trade credit in the ordinary and usual course of business) to any person; and

(N)	shall not enter into any guarantee, indemnity or other agreement to secure any obligation of a third party or create any Encumbrance over any of its assets or undertaking in any such case.

6.	Completion

6.1	Date and Place

Subject to satisfaction of the conditions in full as set out in Clause 4.1 or waiver thereof (as the case may be), Completion shall take place on the 5th Business Day from the later of the day on which Seller has confirmed the Purchaser of the satisfaction of the conditions set out in clauses 4.1(A) to 4.1(F) (excluding the day of such confirmation) pursuant to Section 4.3(A) or the day the last of the conditions set out in Clauses 4.1(A) and (F) have been satisfied or waived pursuant to Clause 4.3(B), or such other time, date and place as may be mutually agreed by the Seller and the Purchaser.

6.2	Completion Events

At Completion, the Seller and the Purchaser shall comply with their respective obligations as specified in Schedule 2 in full.

11

6.3	Breach of Completion Obligations

Without prejudice to Clauses 4.3(C) and 9.10, if any Party (the “defaulting Party”) fails to comply with its obligations as set out in Clause 6.2 and Schedule 2 in full, the non-defaulting Party shall be entitled (in addition to and without prejudice to all rights and remedies available to the non-defaulting Party including the right to claim damages, indemnification or other compensation) by written notice to the defaulting Party:

(A)	to terminate this Agreement (other than Clauses 1, 10, 11.2 and 11.7 to 11.12) without liability on its part; or

(B)	to effect Completion so far as practicable having regard to the defaults which have occurred; or

(C)	to fix a new date for Completion (being not more than twenty (20) Business Days after the agreed date for Completion) in which case Clause 6.2 and Schedule 2 shall apply to Completion as so deferred but provided such deferral may only occur once.

7.	Third Party Offer

7.1	Prior to Completion, if and each time the Seller receives a bona fide written offer in respect of the Sale Shares from a third party independent from the Company and its shareholders and on terms which are better than the terms of this Agreement (taken as a whole), as determined by the audit committee of the Seller in its sole and absolute discretion (the “Third Party Offer”), the Seller must forthwith deliver a notice to the Purchaser in writing and in any event not less than ten (10) Business days before Completion (the “Third Party Offer Notice”).

7.2	The Third Party Offer Notice must specify:

(A)	the aggregate purchase price, which must be in cash or immediately available funds;

(B)	the proposed completion date; and

(C)	any other material terms of the Third Party Offer,

provided that such Third Party Offer must be in respect of all of the Sale Shares and not part of the Sale Shares.

7.3	The Purchaser may, within five (5) Business Days after receipt of the Third Party Offer Notice (the “Acceptance Period”), serve a notice in writing (the “Matching Notice”) to the Seller offering to match the terms and conditions of the Third Party Offer Notice.

7.4	If the Purchaser fails to serve a Matching Notice before the expiry of the Acceptance Period, the Seller shall be entitled to terminate this Agreement by notice in writing to the Purchaser and no Party shall have any rights, liabilities and obligations to the other Party pursuant to such termination.

12

7.5	If the Purchaser serves a Matching Notice to the Seller within the Acceptance Period, the Seller shall be obliged to sell the Sale Shares to the Purchaser on and subject to the terms and conditions of the Third Party Offer and the Parties shall enter into all relevant agreements to amend this Agreement to reflect and incorporate such terms and conditions.

8.	Post-Completion Undertakings

8.1	Each Party irrevocably and unconditionally undertakes to the other Party, for a period of two (2) years from the Completion Date, unless with the prior written consent of the other Party, it shall not, and procure that each of its Affiliates shall not, directly or indirectly, carry on, engage, invest, participate, be economically interested in or otherwise participate (including through any body corporate, partnership, joint venture or other contractual arrangement) in any business which involves the distribution of the product that the other Party distributes or has in the past distributed and which is or is likely to be in competition with the other party or have any interest in any project or proposal in any such business or activity on behalf of or for the benefit of any person. The Parties agree that the restrictions contained in this Clause 8.1 are no greater than those which are reasonable and necessary for the protection of the interests of each other, but if any of such restrictions shall be held to be void but would be otherwise valid if deleted in part or reduced in application, such restriction shall apply with such deletion or modification as may be necessary to make it valid and enforceable.

8.2	Following Completion, it is the intention of the Parties to use their respective commercially reasonable efforts to procure the Target Group to maintain the Target Business in the ordinary course consistent with past practice in all material respects and to assist the Target Group to preserve their relationships with their major customers, suppliers and others having business dealings with the Target Group.

8.3	It is agreed that, after Completion, in no event may the net of the aggregate amount owed (including for the provision of Services but excluding for the Transitional Guarantees) to the Seller’s Group by the Purchaser’s Group be in excess of US$10.0 million unless specifically approved by the audit committee of the Seller.

8.4	It is agreed that after Completion, the Seller’s Group shall continue to provide, non- exclusively, to the Target Group (or vice versa) the Services, in accordance with the policy and fee schedule set by the provider of the Services on a commercially reasonable and arm’s length basis. The Target Group or the Seller’s Group, as the case may be, in its capacity as the relevant provider of the Services has the absolute discretion to change the terms and conditions relating to the provision of the Services at any time.

8.5          (A)         Immediately upon Completion and up to 31 December 2014, unless earlier terminated in accordance with Clause 8.6, as part of the transitional arrangement, the Seller shall procure the members of the Seller’s Group (other than the Target Group Companies) to continue to act as the guarantors of the Target Group Companies and to continue to provide and honour (i) guarantees given by the Seller’s Group (other than the Target Group) in favour of banks and financial institutions in respect of all existing credit facilities granted to the Target Group and (ii) guarantees given by the Seller’s Group (other than the Target Group) in favour of the Target Group Companies’ suppliers and customers subject to a maximum cap of US$60.0 million (collectively, the “Seller Transitional Guarantees”).

13

(B)	In consideration of the Transitional Guarantee Services provided by the Seller, the Purchaser agrees to pay a guarantee service fee (the “Transitional Guarantee Fee”) of US$250,000 (or pro-rated if terminated earlier) to the Seller in respect of each 3 month-period following the Completion Date (which the Purchaser and the Seller hereby acknowledge to be fair and reasonable).

8.6	Immediately upon Completion and up to 31 December 2014, unless earlier terminated in accordance with Clause 8.6, as part of the transitional arrangement, the Purchaser shall procure the members of the Target Group to continue to act as the guarantors of members of the Seller’s Group and to continue to provide and honour (i) guarantees given by the Target Group in favour of banks and financial institutions in respect of all existing credit facilities granted to the Seller’s Group and (ii) guarantees given by the Target Group in favour of the suppliers and customers of the Seller’s Group subject to a maximum cap of US$240.0 million (the “Purchaser Transitional Guarantees” and together with the Seller Transitional Guarantees, the “Transitional Guarantees”).

8.7	Notwithstanding the foregoing, it is agreed that the Purchaser shall procure the Target Group and the Seller shall procure the Seller Group not to take any action or make any borrowing which would result in the maximum cap on the relevant Transitional Guarantees by the other Party being exceeded, unless with the prior written consent of the other Party (and in such event, such prior written consent of the Seller may only be given with the approval or consent of the audit committee of the Seller). The Parties shall procure that the Transitional Guarantees shall be reviewed on a quarterly basis after Completion by the Parties. In addition, the Parties agree that the Transitional Guarantees shall terminate in any event by 31 December 2014 unless (i) the Seller and the Purchaser mutually agree to terminate earlier, (ii) in the case of the Seller Transitional Guarantees, the Seller gives not less than three (3) months’ notice to the Purchaser to terminate any of the relevant guarantee arrangement; or (iii) in the case of the Purchaser Transitional Guarantees, the Purchaser gives not less than three (3) months’ notice to the Seller to terminate any of the relevant guarantee arrangement. Pursuant to any termination of the Transitional Guarantees, the Parties shall do or procure to be done all such further acts and things, and execute or procure the execution of all such other documents, as may be reasonably required for the purpose of discharging the existing guarantees and replacing such guarantees with appropriate replacement guarantee arrangements as the Purchaser may reasonably determine.

8.8	Subject to the Purchaser and the Seller complying with Clause 8.2, the Purchaser shall, for a period of two (2) years from the Completion Date:

(A)	use commercially reasonable efforts to procure the Target Group not to lay off more than 10% of all its existing employees as at the Completion Date; and

(B)	use commercially reasonable efforts to procure the Target Group to maintain the growth of the Target Business,

14

provided that the obligations of the Purchaser under this Clause 8.8 shall cease automatically with immediate effect if any one of the Seller Transitional Guarantees is terminated without the approval of the Purchaser during such two (2) year period.

8.9	Except as otherwise permitted by this Agreement or with the prior written consent of the Seller (such consent not to be unreasonably withheld or delayed), the Seller undertakes to procure, that, between the date of the Completion and the date the Purchase Consideration has been paid in full, each Target Group Company:

(A)	shall carry on its business in the ordinary course consistent with past practice in all material respects and to preserve its relationships with its major customers, suppliers and others having business dealings with the Target Group;

(B)	shall not enter into any contract, arrangement or commitment of an unusual or onerous nature or other than in the normal and ordinary course of business;

(C)	shall not make any change in the terms and conditions of employment or pension benefits of any of its directors or employees, or employ or terminate the employment of any person, other than the termination of the Outgoing Employees;

(D)	shall not pass any resolution for or which would result in the winding up, liquidation or entering into administration or receivership of any Target Group Company; undertake any amalgamation, merger or restructuring (other than for the purpose of implementing the Restructuring) or liquidation exercise concerning any Target Group Company; or apply for the appointment of a receiver, manager or judicial manager or like officer of any Target Group Company or any material assets thereof;

(E)	shall not enter into, or exercise an option in relation to, any agreement or incur any commitment involving any capital expenditure exceeding US$100,000 (or its equivalent in any foreign currency), or such other amount as agreed between the Parties in writing, in a single or a series of related transactions;

(F)	shall not enter into, or exercise an option in relation to, or amend any agreement or incur any commitment with a value exceeding US$100,000 (or its equivalent in any foreign currency), or such other amount as agreed between the Parties in writing, in a single or a series of related transactions which is not capable of being terminated without compensation at any time with one month’s notice or less or which is not in its ordinary and usual course of business;

(G)	shall not acquire or dispose of, or agree to acquire or dispose of, any material asset, or enter into or amend any agreement or incur any commitment to do so;

(H)	shall not acquire or agree to acquire any share, shares or other interest in any company, partnership or other venture;

15

(I)	shall not incur any additional borrowings or incur any other indebtedness in the nature of borrowings otherwise than in its ordinary and usual course of business;

(J)	shall not create, allot or issue any share capital or any option to subscribe for any such share capital;

(K)	shall not repay, redeem or repurchase any of its share capital;

(L)	shall not declare, make or pay any dividend or other distribution to any of its shareholders, save where the moneys from the dividends are applied towards the satisfaction of the Purchase Consideration;

(M)	shall not make any loan (other than the granting of any trade credit in the ordinary and usual course of business) to any person; and

(N)	shall not enter into any guarantee, indemnity or other agreement to secure any obligation of a third party or create any Encumbrance over any of its assets or undertaking in any such case.

8.10	Subsequent to the execution of this Agreement, but prior to the Completion, the parties shall enter into a Services Agreement relating to the provision of the Services.

9.	Warranties

9.1	The Seller warrants, represents and undertakes to the Purchaser that the information set out in Schedule 1 and each of the statements set out in Schedule 3 are true, accurate and not misleading in all material respects as of the date of this Agreement and the Completion Date.

9.2	Each of the Seller’s Warranties shall be separate and independent and shall not be limited by reference to any other paragraph of Schedule 3 or by any other term in this Agreement.

9.3	The Seller acknowledges that the Purchaser has entered into this Agreement in reliance upon the Seller’s Warranties.

9.4	The Seller shall use its reasonable endeavours to procure that (save only as may be necessary to give effect to this Agreement) neither it nor any Target Group Company shall do, allow or procure any act or omission before Completion which would constitute a breach of any of the Seller’s Warranties if they were given at Completion or which would make any of the Seller’s Warranties inaccurate or misleading if they were so given.

9.5	(A) If after the signing of this Agreement:

(i)	the Seller becomes aware that any of the Seller’s Warranties was untrue, inaccurate or misleading as of the signing of this Agreement; or

(ii)	any event occurs or matter arises (including any omission to act) of which the Seller becomes aware which results or may result in any of the Seller’s Warranties being inconsistent, untrue, inaccurate or misleading at Completion, had the Seller’s Warranties been repeated on Completion or would reasonably be expected to have a Material Adverse Effect,

16

the Seller shall forthwith notify the Purchaser in writing and in any event prior to Completion setting out full details of the matter and the Seller shall make any investigation concerning the event or matter and take such action, at its own cost, as the Purchaser may require.

(B)	Any notification pursuant to this Clause 9.7 shall not operate as a disclosure to the Seller’s Warranties and the Seller’s Warranties shall not be subject to such notification.

9.6	The Purchaser warrants and represents to the Seller that the statements set out in Schedule 4 are true, accurate and not misleading in all respects as of the date of this Agreement and the Completion Date.

9.7	(A)	Notwithstanding any other provision to the contrary contained herein, the liabilities of either Party to the other Party under this Agreement shall be limited to a maximum aggregate amount of US$78,000,000.

(B)	No liability shall attach to either of the Parties where the total amount of the losses or damages suffered by the other Party in any claim under this Agreement is less than US$500,000.

10. Indemnities

10.1 General

Each of the Parties agrees to indemnify the other non-breaching Party against all losses, damages, costs and expenses (including reasonable legal costs and expenses), and any depletion or diminution in the value of the Sale Shares which such non-breaching Party may suffer through or arising from any breach of its respective obligations, commitments, undertakings, warranties, indemnities and covenants under or pursuant to this Agreement and the other ancillary documents, including:

(A)	the settlement of any claim for breach of the undertakings given by the defaulting Party under this Agreement and the other ancillary documents (where applicable);

(B)	the settlement of any claim that any of the Seller’s Warranties or the Purchaser’s Warranties, as the case may be, made by it are, on or before the Completion Date, untrue or misleading or have been breached;

(C)	any proceedings in which the non-breaching Party claims that any of the Seller’s Warranties or the Purchaser’s Warranties, as the case may be, made by them are, on or before the Completion Date, untrue or misleading or have been breached; and

(D)	the enforcement of any such settlement, arbitral award or judgment against the defaulting Party.

17

10.2 Specific Events

The Seller undertakes to the Purchaser to indemnify the Purchaser and/or Target Group Companies against all reasonable losses, damages, costs and expenses (including reasonable legal costs and expenses), which the Purchaser and/or the Target Group Company may suffer through or arising from the Restructuring.

The Purchaser undertakes to the Seller to indemnify the Seller against all reasonable losses, damages, costs and expenses (including reasonable legal costs and expenses), which the Seller and/or the Seller Group may suffer through or arising from the failure of the Purchaser to pay the second installment of the Purchase Consideration by December 31, 2012.

10.3 Taxation

The Seller agrees and undertakes to pay to the Purchaser an amount equal to any Taxation or any additional Taxation for which the Purchaser or any Target Group Company becomes liable (or would be liable but for the availability of a Tax relief) as a result of the Seller’s failure to pay, delayed payment of, or omit to make any applicable submissions, returns or filings in respect of any Tax on the transaction contemplated under this Agreement as assessed against the Seller or any Target Group Company by any relevant Tax Authority or any Applicable Law.

11.	General

11.1 Further Assurances

(A)	Each Party shall do or procure to be done all such further acts and things, and execute or procure the execution of all such other documents, as the other Parties may from time to time reasonably require, whether on or after the Completion Date, for the purpose of giving to the other Parties the full benefit of all of the provisions of this Agreement and other ancillary documents.

(B)	Pending registration of the Purchaser as legal and beneficial holder of the Sale Shares, the Seller shall procure Cogo, from Completion, exercise all voting and other rights in relation to the Sale Shares strictly in accordance with the Purchaser’s instructions.

11.2 Whole Agreement

This Agreement contains the whole agreement between the Seller and the Purchaser relating to the subject matter of this Agreement at the date of this Agreement to the exclusion of any terms implied by law which may be excluded by contract and supersedes any previous written or oral agreement between the Seller and the Purchaser in relation to the matters dealt with in this Agreement.

11.3 Reasonableness

Each of the Seller and the Purchaser agrees that the provisions of this Agreement and all documents entered into pursuant to this Agreement are fair and reasonable.

18

11.4 Assignment

(A)	This Agreement shall be binding on and shall enure for the benefit of each Party’s successors and permitted assigns and personal representatives (as the case may be).

(B)	No other Party may assign or transfer any of its rights or delegate any of its obligations under this Agreement without the express prior written consent of the other Parties Provided That The Purchaser may assign or transfer any or all of its rights and delegate any or all of its obligations under this Agreement to any of its subsidiaries, holding company or fellow subsidiaries of such holding company. Any purported transfer in contravention of this Clause (B) shall be null and void ab initio.

11.5 Time is of Essence

Time shall be of the essence of this Agreement.

11.6 Variation

No variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the Parties.

11.7 Costs, Transaction Taxes and Duties

(A)	Each of the Parties agree that it shall bear its own costs in connection with the preparation and negotiation of, and the entry into, this Agreement.

(B)	The Parties shall bear the cost of all notarial fees, and all registration, stamp and transfer taxes and duties payable as a result of the transaction contemplated by this Agreement in equal shares.

(C)	The Seller shall be responsible for arranging the payment of all such fees, taxes and duties, including fulfilling any administrative or reporting obligation imposed by the jurisdiction in question in connection with the payment of such taxes and duties. The Purchaser shall as soon as practicable reimburse the Seller for the Purchaser’s share of such fees, taxes and duties on request and production of appropriate receipts.

11.8 Notices

(A)	Any notice or other communication in connection with this Agreement (each, a “Notice”) shall be:

(i)	in writing in English;

(ii)	delivered by hand, registered post or by courier using an internationally recognised courier company; or

(iii)	via electronic mail.

19

(B)	A Notice to the Seller shall be sent to the following address, or such other person or address as the Seller may notify to the Purchaser from time to time:

Cogo Group Inc.

Correspondence Address:            Room 1001, Tower C, Skyworth Building,

High-tech Industrial Park, Nanshan, Shenzhen, 518057

Attention:	Audit Committee

Email addresses:	To be incorporated by reference

(C)	A Notice to the Purchaser shall be sent to the following address, or such other person or address as the Purchaser may notify to the Seller from time to time:

Envision Global Group

Correspondence Address:            10th Floor, Cosco Tower, Grand Millennium

Plaza, 183 Queen's Road Central, Hong Kong

Attention:	Director

Email address:	To be incorporated by reference

(D)	A Notice shall be effective upon receipt and shall be deemed to have been received:

(i)	24 hours after posting, if delivered by registered post; or

(ii)	at the time of delivery, if delivered by hand or courier; or

(iii)	at the time of sending, if sent by email, provided that receipt shall not occur if the sender receives an automated message indicating that the email has not been delivered to the recipient.

11.9 Invalidity

(A)	If any provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, the provision shall apply with whatever deletion or modification is necessary so that the provision is legal, valid and enforceable and gives effect to the commercial intention of the Parties.

(B)	To the extent it is not possible to delete or modify the provision, in whole or in part, under Clause 11.9(A), then the Parties shall use reasonable endeavours to agree to replace such illegal or unenforceable (as the case may be) provision with a legal, valid and enforceable one which comes as close as possible to the purpose of such illegal, invalid or unenforceable (as the case may be) provision.

20

11.10 Counterparts

This Agreement may be entered into (including by facsimile signatures) in any number of counterparts, all of which taken together shall constitute one and the same instrument.

11.11 Damages may not be Adequate

Without prejudice to any other rights or remedies which a Party may have under this Agreement, the Parties acknowledge and agree that damages may not be an adequate remedy for any breach of this Agreement and the remedies of injunction, specific performance and other non-monetary remedies (in addition to damages) as permitted by Applicable Law are appropriate for any threatened or actual breach of any provision of this Agreement and no proof of special damages shall be necessary for the enforcement of the rights under this Clause 11.11.

11.12 Governing Law and Dispute Resolution

(A)	This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with Hong Kong law.

(B)	All disputes, controversies or claims arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, shall be settled (if not resolved by a non-binding mediation process) by arbitration in accordance with the UNCITRAL Arbitration Rules as at present in force from time to time. The place of arbitration shall be in Hong Kong at the Hong Kong International Arbitration Centre (the “HKIAC”), and the proceedings shall be conducted in English. The tribunal shall consist of one arbitrator to be appointed by the Chairman of the HKIAC. Any such arbitration shall be administered by the HKIAC in accordance with the HKIAC Procedures for Arbitration in force at the Completion Date including such additions to the UNCITRAL Arbitration Rules as are therein contained. An award by the arbitrator shall be final and conclusive and binding upon the parties and shall not be subject to further appeal.

(C)	Each of the Parties irrevocably submits to the non-exclusive jurisdiction of the courts of Hong Kong to support and assist the arbitration process pursuant to Clause 11.12(B), including if necessary the grant of interlocutory relief pending the outcome of that process.

21

This Agreement has been executed on the date stated at the beginning. The Seller

SIGNED by	/s/Nathan Zhang)
Nathan Zhang )
)
)

for an on behalf of	)
Cogo Group, Inc.	)
in the presence of:	)

22

The Purchaser

SIGNED by	/s/Jeffrey Kang)
Jeffrey Kang )
)
)
for an on behalf of	)
Envision Global Group	)
in the presence of:	)

23

Schedule 1

Part A - Details of the Comtech China Group, Comtech HK Group
and Alphalink Group

Comtech China Group

Comtech (China) Holding Ltd.

Name of Company:	Comtech (China) Holding Ltd.

Registered number:	497460

Registered office:	Offshore Incorporations Centre, P.O. Box 957,
Road Town, Tortola, British Virgin Islands,

Date and place of incorporation:	27 May 2002, the British Virgin Islands

Authorised share capital:	USD50,000.00 divided into 50,000 ordinary
shares of nominal value US$1.00 each

Issued share capital:	US$1.00

Shareholder(s) and shares held:	Cogo, Inc. (100%)

Director(s):	Kang, Jing Wei

Secretary:	Venture Partners CPA Limited

Subsidiaries:	Comtech Communication Technology (Shenzhen) Company Limited (100%)

Comtech Software Technology (SZ) Company Limited (100%)

#Shenzhen Comtech International Limited (100%)

#Shanghai E&T System Company Limited (95%)(5% owned by Shenzhen Comtech International Limited)

#Shanghai Comtech Electronic Technology Company Limited (100%)

24

Comtech Communication Technology
(Shenzhen) Company Limited

Name of Company:	(Comtech
Communication Technology (Shenzhen)
Company Limited*)

Registered number:	440301503276298

Registered office:	Suites C1001 –C1003 Skyworth Building,
High-Tech Industrial Park, Nanshan, China

Date and place of establishment:	23 July 2002, the PRC

Registered capital:	HKD140,220,000

Paid-up capital:	HKD140,220,000

Shareholder(s) and equity interest held:	Comtech (China) Holding Ltd. (100%)

Legal representative:	Chan Kim Hung Edward

Director(s):	Honghui Li, Henry Chiu, Chan Kim Hung, Edward

Subsidiaries:	Comtech Communication Technology (Hong Kong) Company Limited (100%)

#Chengdu Comtech Communication Technology Company Limited (100%)

#Wuhan Comtech Communication Technology Company Limited (100%)

#Nanjing Youyingjie Comtech Communication Technology Company Limited (100%)

#Hangzhou Mega Sky Communication Technology Company Limited (100%)

*The English name is for identification purpose only.

25

Comtech Software Technology (Shenzhen) Company Limited

Name of Company:	Comtech Software Technology (Shenzhen)
Company Limited

Registered number:	44030150327632

Registered office:	Block C 9/F Skyworth Building, High-Tech
Industrial Park, Nanshan, China

Date and place of establishment:	18 March 2004, the PRC

Registered capital:	USD 21,338,000

Paid-up capital:	USD 21,338,000

Shareholder(s) and equity interest held:	Comtech (China) Holding Ltd. (100%)

Legal representative:	Henry Chiu

Director(s):	Honghui Li, Henry Chiu and Chan Kim
Hung,
Edward

Subsidiaries:	Nil

26

Comtech Communication Technology (Hong Kong) Company Limited

Name of Company:	Comtech Communication Technology (Hong
Kong) Company Limited

Registered number:	1488390

Registered office:	Suite 1110 Manhattan Centre, 8 Kwai Cheong
Road, Kwai Chung, NT, Hong Kong

Date and place of incorporation:	3 August 2010, Hong Kong

Authorised share capital:	US$25,000,000 divided into 25,000,000 ordinary shares of nominal value US$1.00 each

Issued share capital:	US$10,000

Shareholder(s) and shares held:	Comtech Communication Technology (Shenzhen) Company Limited (100%)

Director(s):	Comtech Communication Technology (Shenzhen) Company Limited

Secretary:	SME Accounting Consultants Limited

Subsidiaries:	Nil

27

Comtech HK Group

Comtech (HK) Holding Ltd.

Name of Company:	Comtech (HK) Holding Ltd.

Registered number:	497459

Registered office:	Offshore Incorporations Centre, P.O. Box 957,
Road Town, Tortola, Virgin Islands, British

Date and place of incorporation:	27 May 2002, the British Virgin Islands

Authorised share capital:	US$50,000 divided into 50,000 ordinary
shares of nominal value US$1.00 each

Issued share capital:	US$1.00

Shareholder(s) and shares held: Cogo, Inc. (100%)

Director(s):	Kang, Jingwei

Secretary:	Venture Partners CPA Limited

Subsidiaries:	Comtech International (Hong Kong) Limited
(100%)

Hong Kong JJT Limited (100%)

28

Comtech International (Hong Kong) Limited

Name of Company:	Comtech International (Hong Kong) Limited

Company number:	723996

Registered office:	Suite 1110 Manhattan Centre, 8 Kwai Cheong
Road, Kwai Chung, NT, Hong Kong

Date and place of incorporation:	14 July 2000, Hong Kong

Authorised share capital:	HK$1,000,000 divided into 1,000,000 ordinary
shares of nominal value HK$1.00 each

Issued share capital:	HK$1,000,000

Shareholder(s) and shares held: Comtech (HK) Holding Ltd. (100%)

Director(s):	Shi Yang, Honghui Li

Secretary:	SME Accounting Consultants Limited

Subsidiaries:	Nil

29

Hong Kong JJT Limited

Name of Company:	Hong Kong JJT Limited

Company number:	1160829

Registered office:	Suite 1110 Manhattan Centre, 8 Kwai Cheong
Road, Kwai Chung, NT, Hong Kong

Date and place of incorporation:	23 August 2007, Hong Kong

Authorised share capital:	HK$10,000 divided into 10,000 ordinary
shares of nominal value HK$1.00 each

Issued share capital:	HK$1.00

Shareholder(s) and shares held: Comtech (HK) Holding Ltd. (100%)

Director(s):	Chan Kim Hung, Edward & Shi Yang

Secretary:	Allen Wu

Subsidiaries:	Nil

30

Alphalink Group

Alphalink Global Limited

Name of Company:	Alphalink Global Limited

Registered number:	625981

Registered office:	OMC Chambers, P.O. Box 3152, Road Town,
Tortola, British Virgin Islands

Date and place of incorporation:	23 November 2004, the British Virgin Islands

Authorised share capital:	US$50,000 divided into 50,000 ordinary
shares of nominal value US$1.00 each

Issued share capital:	US$1.00

Shareholder(s) and shares held: Cogo, Inc. (100%)

Director(s):	Kang, Jingwei

Secretary:	Overseas Management Trust (BVI) Ltd.

Accounting reference date:

Subsidiaries:	Epcot Multimedia Technology (Shenzhen) Limited (100%)

#Beijing JJT Limited (100%)

31

Epcot Multimedia Technology (Shenzhen) Limited

Name of Company:	Epcot Multimedia Technology (Shenzhen)
Limited

Registered number:	440301503230800

Registered office:	Skyworth Building, Block A Suite 502B,
High-Tech Industrial Park, Nanshan, China

Date and place of establishment:	24 May 2005, the PRC

Registered capital:	US$500,000

Paid-up capital:	US$500,000

Shareholder(s) and equity interest held:	Alphalink Global Limited (100%)

Legal representative:	Fuya Zheng

Director(s):	Fuya Zheng, Shi Yang, Honghui Li

Subsidiaries:	Nil

#: As at the date hereof, the Excluded Companies are members of the Comtech China Group and the Alpalink Group. Immediately prior to Completion, the Excluded Companies shall have been divested from the Comtech China Group and the Alpalink Group.

32

Part B – Corporate Structure
(Immediately after Completion)

33

Part C – Excluded Companies

Name of Company:	Shenzhen Comtech International Limited

Registered number:	440301103059773

Registered office:

Date and place of incorporation:	4 July 1996, the PRC

Name of Company:	Shanghai E&T System Company Limited

Registered number:	310229000728117

Registered office:

Date and place of incorporation:	5 June 2003, the PRC

Name of Company:	Shanghai Comtech Electronic Technology
Company Limited

Registered number:	To be incorporated by reference

Registered office:	To be incorporated by reference

Date and place of incorporation:	28 May 2008, the PRC

Name of Company:	Chengdu Comtech Communication
Technology Company Limited

Registered number:	510109000147663

Registered office:

Date and place of incorporation:	21 October 2010, the PRC

34

Name of Company:	Wuhan Comtech Communication Technology
Company Limited

Registered number:	420100000212898

Registered office:

Date and place of incorporation:	1 November 2010, the PRC

Name of Company:	Nanjing Youyingjie Comtech Communication
Technology Company Limited

Registered number:	320102000202878

Registered office:

Date and place of incorporation:	12
November 2010, the PRC

Name of Company:	Hangzhou Mega Sky Communication
Technology Company Limited

Registered number:	Deregistered ()

Registered office:

Date and place of incorporation:	9 November 2010, the PRC

Name of Company:	Beijing JJT Limited

Registered number:	110105010833773

Registered office:

Date and place of incorporation:	28 February 2008, the PRC

35

Schedule 2

Completion Obligations

1.	Deliverables

1.1                        On Completion, the Seller shall deliver or make available to the Purchaser the following:

(A)	the original executed instruments of transfer in respect of (i) the Comtech China Sale Share, (ii) the Comtech HK Sale Share, and (iii) the Alphalink Sale Share, all duly executed by Cogo in favour of the Purchaser (or such person(s) as the Purchaser may direct);

(B)	the original share certificates in respect of (i) the Comtech China Sale Share issued under the common seal of Comtech China, (ii) the Comtech HK Sale Share issued under the common seal of Comtech HK, and (iii) the Alphalink Sale Share issued under the common seal of Alphalink, all in the name of Cogo;

(C)	a certified true copy of the resolutions in writing or minutes of the meetings of the directors (and/or shareholder(s)) of the Seller duly passed in the Agreed Form approving and authorising the execution and delivery by the Seller of, and the performance of its undertakings, obligations and covenants under, this Agreement and all documents incidental hereto, and the transactions contemplated therein and herein;

(D)	a certified true copy of the resolutions in writing or minutes of the meetings of the directors of Cogo duly passed in the Agreed Form approving, and the performance of Cogo’s obligations and covenants under, this Agreement and all documents incidental hereto, and the transactions contemplated therein and herein;

(E)	the certified true copy of the resolutions in writing or minutes of the meetings of the directors (and/or shareholder(s)) of each of the Target Group Companies (if applicable) approving the matters set out in paragraph 2.1 of this Schedule;

(F)	the original Corporate Documents of each Target Group Company which are in the possession of the Seller and/or Cogo;

(G)	(if required by the Purchaser) letters of resignation in Agreed Form of such existing directors and secretary of the Target Group Companies (including the legal representative, directors, supervisors, general manager, etc. of the companies established in the PRC) as the Purchaser may notify in writing prior to Completion, stating that the writer has no claim, demand, litigation or proceedings whatsoever whether present or future against the relevant Target Group Company in respect of disbursements, compensation for loss of office, unpaid fees or otherwise howsoever;

36

(H)	documentary evidence (including written confirmation from each Outgoing Employee stating that the writer has no claim, demand, litigation or proceedings whatsoever whether present or future against the relevant Target Group Company in respect of disbursements, compensation for termination of employment, unpaid fees or otherwise howsoever) satisfactory to the Purchaser which substantiates the termination of the employment of the Outgoing Employees;

(I)	the original duly executed certificate by an officer of the Seller in Agreed Form confirming that (a) all the Seller’s Warranties are true, accurate and not misleading in all material respects as of the date of this Agreement and remain true, accurate and not misleading in all material respects at the Completion Date, (b) unless waived, none of the obligations, covenants and undertakings of the Seller under this Agreement has been breached, and (c) the consummation of the transaction contemplated hereunder by the Seller has been approved, or consented to from the relevant Governmental Entity where necessary, and has not been restrained, enjoined or otherwise prohibited by any Applicable Law, including any order, injunction, decree or judgments of any court or other Governmental Entity; and

(J)	a copy of the Management Accounts.

1.2	On Completion, subject to paragraphs 1.1 and 2.1 of this Schedule being satisfied, the Purchaser shall:

(A)	deliver a certified copy of the resolutions in writing or minutes of the meetings of the directors of the Purchaser approving and authorising the execution and completion of this Agreement and all documents incidental hereto; conform to (C) in 1.1

(B)	satisfy Instalment No.1 of the Purchase Consideration in accordance with Clause 3 of this Agreement; and

(C)	deliver the Share Charge duly executed by the Purchaser together with all the relevant deliverables as specified in the Share Charge.

(D)	the original duly executed certificate by an officer of the Purchaser in Agreed Form confirming that (a) all the Purchaser’s Warranties are true, accurate and not misleading in all material respects as of the date of this Agreement and remain true, accurate and not misleading in all material respects at the Completion Date, (b) unless waived, none of the obligations, covenants and undertakings of the Purchaser under this Agreement has been breached, and (c) the consummation of the transaction contemplated hereunder by the Purchaser has been approved, or consented to from the relevant Governmental Entity where necessary, and has not been restrained, enjoined or otherwise prohibited by any Applicable Law, including any order, injunction, decree or judgments of any court or other Governmental Entity.

37

2.	Further Obligations

2.1	On or prior to the Completion, the Seller shall do the following:

(A)	in respect of Comtech China, procure that resolutions of the directors of Comtech China are passed:

(i)	approving the transfer of the Comtech China Sale Share and the acceptance of the instrument of transfer and registration of the Purchaser (or such other person as it may nominate) as the holder of the Comtech China Sale Share in the register of members of Comtech China with effect from Completion, cancel the existing share certificate issued in the name of Cogo and issue new share certificate in the name of the Purchaser (or such other person as it may nominate) and to record the name of the Purchaser (or such other person as it may nominate) in the register of members of Comtech China as the registered holder of the Comtech China Sale Share;

(ii)	(if required by the Purchaser) approving the appointment of each of the persons nominated by the Purchaser as director or secretary, such appointments to take effect at Completion (subject to the Applicable Law) and resignation of all existing directors and/or secretary and the making of all necessary filings with the applicable Governmental Entity in relation to the change and/or appointment of directors, and secretary; and

(iii)	(if required by the Purchaser) resolving that all existing instructions to banks and the giving of new instructions to such banks in such form as the Purchaser shall direct are approved.

(B)	in respect of Comtech HK, procure that resolutions of the directors of Comtech HK are passed:

(i)	approving the transfer of the Comtech HK Sale Share and the acceptance of the instrument of transfer and registration of the Purchaser (or such other person as it may nominate) as the holder of the Comtech HK Sale Share in the register of members of Comtech HK with effect from Completion, cancel the existing share certificate issued in the name of Cogo and issue new share certificate in the name of the Purchaser (or such other person as it may nominate) and to record the name of the Purchaser (or such other person as it may nominate) in the register of members of Comtech HK as the registered holder of the Comtech HK Sale Share;

(ii)	(if required by the Purchaser) approving the appointment of each of the persons nominated by the Purchaser as director or secretary, such appointments to take effect at Completion (subject to the Applicable Law) and resignation of all existing directors and/or secretary and the making of all necessary filings with the applicable Governmental Entity in relation to the change and/or appointment of directors, and secretary; and

38

(iii)	(if required by the Purchaser) resolving that all existing instructions to banks and the giving of new instructions to such banks in such form as the Purchaser shall direct are approved.

(C)	in respect of Alphalink, procure that resolutions of the directors of Alphalink are passed:

(i)	approving the transfer of the Alphalink Sale Share and the acceptance of the instrument of transfer and registration of the Purchaser (or such other person as it may nominate) as the holder of the Alphalink Sale Share in the register of members of Alphalink with effect from Completion, cancel the existing share certificate issued in the name of Cogo and issue new share certificate in the name of the Purchaser (or such other person as it may nominate) and to record the name of the Purchaser (or such other person as it may nominate) in the register of members of Alphalink as the registered holder of the Alphalink Sale Share;

(ii)	(if required by the Purchaser) approving the appointment of each of the persons nominated by the Purchaser as director or secretary, such appointments to take effect at Completion (subject to the Applicable Law) and resignation of all existing directors and/or secretary and the making of all necessary filings with the applicable Governmental Entity in relation to the change and/or appointment of directors, and secretary; and

(iii)	(if required by the Purchaser) resolving that all existing instructions to banks and the giving of new instructions to such banks in such form as the Purchaser shall direct are approved.

(D)	in respect of each of the Target Group Companies (other than Comtech China, Comtech HK and Alpalink), procure that resolutions of the directors (and shareholder(s), if necessary) are passed:

(i)	(if required by the Purchaser) approving the appointment of each of the persons nominated by the Purchaser as director, secretary and legal representative (as the case may be), such appointments to take effect at Completion (subject to the Applicable Law) and resignation of such existing directors, secretary and legal representative as the Purchaser may notify in writing before Completion and the making of all necessary filings with the applicable Governmental Entity in relation to the change and/or appointment of directors, secretary and legal representative; and

(ii)	(if required by the Purchaser) revoking all existing instructions to banks and adopting such new instructions to such banks in such form as the Purchaser shall direct.

39

Schedule 3

Seller’s Warranties given under Clause 9.1

1.	Warranties on the Sale Shares and Comtech China, Comtech HK and Alpalink

1.1	Corporate Matters

(A)	All of the details of each of Comtech China, Comtech HK and Alpalink shown in Schedule 1 are true, accurate and complete.

(i)	Comtech China is a holding company whose sole purpose is to own, among other things, the entire equity interest of each of Comtech Communication SZ and Comtech Software SZ, and does not conduct any business operations in its own name.

(ii)	Comtech HK is a holding company whose sole purpose is to own the entire issued share capital of each of Comtech International HK and HK JJT, and does not conduct any business operations in its own name.

(iii)	Alpalink is a holding company whose sole purpose is to own the entire equity interest of Epcot Multimedia SZ, and does not conduct any business operations in its own name.

(iv)	Each of Comtech China, Comtech HK and Alpalink is validly existing and is a company duly incorporated under the laws of the jurisdiction in which it is incorporated, and has all requisite corporate powers and authority to own property and carry on its business as presently conducted.

1.2	Constitutional Documents, corporate registers and minute books

(A)	The registers, minute books, books of account and other records of whatsoever kind of each of Comtech China, Comtech HK and Alpalink which are required to be maintained under Applicable Law:

(i)	are up-to-date;

(ii)	are maintained in accordance with Applicable Law on a proper and consistent basis; and

(iii)	contain complete and accurate records of all matters required to be dealt with in such registers, books and records.

(B)	All accounts, documents, returns and filings required by law to be delivered or made by each of Comtech China, Comtech HK and Alpalink to any Governmental Entity (including, but not limited to, any Taxation Authority) have been duly and correctly delivered or made within the time limits (if any) prescribed by any Applicable Law and there has never been any penalty, surcharge, late fee, fine or interest imposed by any Governmental Entity in respect of any accounts, documents, returns or filings that were not supplied to such Governmental Entity within such prescribed time limit.

40

(C)	There are no breaches by each of Comtech China, Comtech HK and Alpalink of its respective constitutional documents (whether as a result of entering into or performing this Agreement or otherwise).

(D)	The register of members of each of Comtech China, Comtech HK and Alpalink contains complete and accurate records of its members from time to time and all issues and transfers of shares in the capital of each of Comtech China, Comtech HK and Alpalink have been registered in accordance with the respective constitutional documents of each of Comtech China, Comtech HK and Alpalink from time to time in force, all such transfers being duly stamped or certified as to nil stamp duty payable prior to registration.

2.	Seller and Cogo

2.1 Authority

(A)	The Seller has the legal right and full power and authority to enter into and perform this Agreement and any other documents to be executed by it pursuant to or in connection with this Agreement.

(B)	Cogo has the legal right and full power and authority to perform this Agreement and any other documents to be executed by it pursuant to or in connection with this Agreement.

2.2 Validity

The documents referred to in paragraph 2.1 will, when executed, constitute valid and binding obligations on the Seller, in accordance with their respective terms.

2.3	Constitutional documents

(A)	The execution and delivery, and the performance by the Seller of its obligations under this Agreement and the documents relating to the matters contemplated herein, will not result in a breach of any provision of the constitutional documents of the Seller or its subsidiaries.

(B)	The performance of this Agreement and the documents relating to the matters contemplated herein, will not result in a breach of any provision of the constitutional documents of Cogo or its subsidiaries.

2.4 Non-compliance

The execution and delivery, and the performance by the Seller of its obligations under (as the case may be) this Agreement and the documents relating to the matters contemplated herein, will not:

(A)	result in a breach of, or constitute a default under, any instrument to which the Seller, or Cogo is a party or by which the Seller or Cogo is bound and which is material in the context of the transaction contemplated by this Agreement;

41

(B)	result in a breach of any order, judgments or decree of any court or governmental agency to which the Seller or Cogo is a party or by which the Seller or Cogo is bound and which is material in the context of the transaction contemplated by this Agreement; or

(C)	require the Seller or Cogo to obtain any consent or approval of, or give any notice to or make any registration with, any Governmental Entity or other authority which has not been obtained or made at the date of this Agreement.

2.5	Corporate Action

Each of the Seller and Cogo has taken or will have taken by Completion all corporate action required by it to authorise it to enter into (if applicable) and to perform this Agreement and any other documents to be executed by it pursuant to or in connection with this Agreement.

2.6	Title over and of Cogo

(A)	The Seller is the sole legal and beneficial owner of the entire issued share capital of Cogo.

(B)	Cogo is the sole legal and beneficial owner of the Sale Shares and has the right to exercise all voting and other rights over the Sale Shares.

2.7	Validly issued Shares

(A)	The Comtech China Sale Share comprises the entire issued share capital of the Comtech China, have been properly and validly issued and allotted and has been fully paid.

(B)	The Comtech HK Sale Share comprises the entire issued share capital of the Comtech HK, have been properly and validly issued and allotted and has been fully paid.

(C)	The Alphalink Sale Share comprises the entire issued share capital of Alpalink, have been properly and validly issued and allotted and has been fully paid.

2.8 Encumbrance

There is no Encumbrance on, over or affecting the Sale Shares, and there is no commitment to give or create any and no claim has been made by any person to be entitled to any.

2.9 Consents

All consents for the transfer of the Sale Shares have been obtained or will be obtained by Completion.

42

3.	Warranties on the Target Group Companies

3.1	Corporate Matters

(A)	All of the details of the Target Group Companies shown in Schedule 1 are true, accurate and complete.

(B)	Each of the Target Group Companies has been duly incorporated or established and is validly existing under the Applicable Law, has obtained all necessary approvals from the relevant Governmental Entity to own its assets and to lawfully conduct and operate its business as presently conducted and all such approvals are valid and subsisting and, to the knowledge of the Seller, there is no reason why any of them should be suspended, cancelled or revoked.

(C)	To the knowledge of the Seller, no event or circumstance exists that may (with or without the giving of notice or the lapse of time or both) (a) constitute or result, directly or indirectly, in a violation of or a failure to comply with any term or condition of any such approvals from the relevant Governmental Entities or (b) result, directly or indirectly, in the revocation, withdrawal, suspension, cancellation or termination or non-renewal of, or any modification to, any such approvals from the relevant Governmental Entities.

(D)	No order has been made or petition presented or resolution passed or meeting convened (or other similar process) for the winding up or bankruptcy of any Target Group Company and no distress, execution or other process has been levied on any of its assets. No Target Group Company is insolvent nor unable to pay its debts due for payment, no receiver or manager or liquidation committee or liquidator or similar committee or official has been appointed by any person of its business or material assets or any substantial part thereof, and no power to make any such appointment has arisen. No Target Group Company has taken steps to enter liquidation and there are no valid grounds on which a petition or application could be based for the winding up or bankruptcy or appointment of a receiver or manager or liquidation committee or liquidator or similar committee or official of any Target Group Company.

(E)	All issued shares or equity interest (as the case may be) in the capital of each Target Group Company have been fully paid up.

(F)	There is no declaration, setting aside or payment or other distribution in respect of any Target Group Company’s capital, or any direct or indirect redemption, purchase or other acquisition of any of such capital by such Target Group Company, other than as provided in this Agreement.

(G)	The register of members, the register of directors and all other statutory books of each of the Target Group Companies are up to date and contain true, full and accurate records of all matters required to be dealt with therein and none of the Target Group Companies has received any notice of any application or intended application for rectification of its register.

43

3.2	Compliance

(A)	Each of the Target Group Companies has complied with its constitutional documents in all material respects, and has full power, authority and legal right to own its assets and carry on its business.

(B)	Each Target Group Company has complied in all material respects with all Applicable Law. None of the Target Group Companies has received notice of any violation of any Applicable Law which is still outstanding from any Governmental Entity.

(C)	The approvals from the relevant Governmental Entities obtained by the Target Group Companies collectively constitute all of the material approvals necessary or desirable for the Target Group Companies to lawfully conduct and operate its respective business, and are valid and in full force and effect. All terms and conditions applicable to such approvals have been and are being fully complied with by each of the Target Group Companies in all material respects.

3.3 Accounts

(A)	The Management Accounts have been prepared in accordance with all due care, and the cumulative profits assets and liabilities of the Target Group stated in the Management Accounts have not been materially misstated. The accounting and other records of the Target Group have been fully, properly and accurately kept and completed, and such records show a true and fair view of the Target Group’s trading transactions and its financial, contractual and trading position.

(B)	The Management Accounts show a true and fair view of the assets, liabilities, capital commitments and the state of affairs of Target Group as at the Management Accounts Date or of the profits and losses of Target Group for the period concerned.

(C)	Since the Management Accounts Date:

(i)	no Target Group Company has disposed of any asset (including trading stock) or supplied any service or business facility of any kind (including a loan of money or the letting, hiring or licensing of any property whether tangible or intangible) in circumstances where the consideration actually received or receivable for such disposal or supply was less than the consideration which would be deemed to have been received for Tax purposes;

(ii)	no Target Group Company has assumed or incurred any liabilities (actual or contingent) or expenditure otherwise than in the ordinary and usual course of carrying on its business or entered into any transaction which is not in its ordinary and usual course of business;

44

(iii)	no business of any Target Group Company has been materially and adversely affected by the loss of any important contract or customer or source of supply or by any abnormal factor not affecting similar businesses to a like extent and the Seller is not aware of any facts which are likely to give rise to any such effects; and

(iv)	no dividends, bonuses or distributions have been declared, paid or made by any Target Group Company.

3.4	Taxation

(A)	Each of the Target Group Companies has duly and punctually paid all Taxation which is due and which it has become liable to pay and is under no outstanding liability to pay any penalty, interest, surcharge or fine in connection with any Taxation and has complied in all respects with all legislation relating to Taxation applicable to such company.

(B)	None of the Group Companies is involved in any dispute in relation to Taxation. To the best of the knowledge of the Seller, there is no relevant Governmental Entity concerned which has investigated or indicated that it intends to investigate the Tax affairs of any Group Company.

3.5	Consequence of the acquisition

The entry into of this Agreement and the other Transaction Documents does not, and the performance and compliance with the terms of this Agreement and the other Transaction Documents will not:

(A)	cause any member of the Target Group to lose the benefit of any Authorisations in relation to the Target Group or relieve any person of any obligation to the Target Group (whether contractual or otherwise) or enable any person to determine any such obligation or any contractual right or benefit now enjoyed by the Target Group or to exercise any other material right whether under an agreement or otherwise in relation to the Target Group;

(B)	result in any present or future indebtedness of the any member of the Target Group becoming due or capable of being declared due and payable prior to its stated maturity;

(C)	give rise to or use to become exercisable any option or right of pre-emption including any right of pre-emption under a joint venture or related agreement to which any member of the Target Group is a party;

(D)	result in a breach of, or constitute a default under any order, judgment or decree of any regulatory authority by which any member of the Target Group or any assets of the Target Business is bound or subject;

(E)	result in a breach of, or constitute a default under the terms, conditions or provisions of any agreement, understanding, arrangement or the instrument including, but not limited to, any contracts of any member of the Target Group (which contracts include any joint venture or related agreements to which any member of the Target Group is a party);

(F)	entitle a third party to terminate any agreement to which any member of the Target Group is a party and material to the Target Business.

45

4.	Assets

4.1	Title

(A)	All assets currently employed in the operation of the businesses of each Target Group Company (other than trading stock which is intended to be subsequently disposed of in the ordinary course of business or trading stock acquired subject to retention or reservation of title by the supplier or manufacturer thereof) and all material assets (save and except for the trading stock) used by the Target Group:

(i)	are legally and beneficially owned by the Target Group free from all Encumbrances; and

(ii)	are in the exclusive possession or under the exclusive control of the Target Group.

(B)	There are no material assets shared with any other entity other than any Target Group Company which are used in connection with the business of such Target Group Company.

4.2	General Commercial Matters

(A)	There are no loans, guarantees, pledges, mortgages, charges, liens, debentures or other Encumbrances given, made or incurred by or on behalf of any Target Group Company which may incur material liability to any Target Group Company, except for those incurred in its ordinary and usual course of business.

(B)	To the best of the knowledge of the Seller, none of the Target Group Companies is the subject of any official investigation or inquiry by any Governmental Entity.

4.3	Intellectual Property

All material Intellectual Property used in the respective business of the Target Group Companies:

(A)	is owned by each of the Target Group Companies as the sole legal and beneficial owner, free of any license or Encumbrance in favour of a third party; or

(B)	is used by the Target Group in accordance with the terms of a current license from the owner of that Intellectual Property.

4.4 Insurance

All the assets of the Target Group of an insurable nature have at all material times been and are insured in amounts to the full replacement value thereof against fire and other risks normally insured against by persons carrying on substantially the same classes of business as those carried on by the Target Group, and as required by Applicable Law.

46

4.5	Litigation

(A)	There are no actions, suits or proceedings (including arbitration proceedings) pending or threatened against or brought by any Target Group Company.

(B)	None of the Target Group Companies is subject to or, in default with respect to, any order, writ, injunction or decrees of any court, tribunal or Governmental Entity, domestic or foreign.

(C)	There is no unsatisfied judgment, court order or tribunal or arbitral award outstanding against any Target Group Company and no distress, execution or process has been levied on any part of their respective business or assets.

4.6 Employees

(A)	Each Target Group Company has complied with all obligations in all respects imposed on it by, and all orders and awards made under all Applicable Law relating to employment, employment practices, conditions of employment, equal employment opportunity, non-discrimination, entitlements, immigration, wages, hours, benefits, labor relations, collective bargaining, the payment of social security and similar Taxes and occupational safety and health.

(B)	To the knowledge of the Seller, no Target Group Company is in breach of, or has taken any action which would constitute a breach of, any contract in respect of employment of any of the employees. To the knowledge of the Seller, no employee is in breach of, or has taken any action which would constitute a breach of, any contract in respect of employment of any of the employees.

4.7 Environmental and Safety Laws

(A)	No Target Group Company is in violation in any material respect of any applicable statute, law or regulation relating to the environment or occupational health and safety (the “Environmental and Safety Laws”) and, to the knowledge of the Seller, no material expenditures are or will be required in order for any Target Group Company to comply with any such existing Environmental and Safety Laws.

(B)	Each of the Target Group Companies has obtained all permits, licences and other authorisations that are required under applicable Environmental and Safety Laws to conduct its business and has filed all reports, notices, assessments, plans, inventories, and applications required by Environmental and Safety Laws.

47

Schedule 4

Purchaser’s Warranties given under Clause 9.11

1.	The Purchaser has the legal right and full power and authority to enter into and perform this Agreement and any other documents to be executed by it pursuant to or in connection with this Agreement.

2.	The execution and delivery, and the performance by the Purchaser of its obligations under this Agreement and the documents relating to the matters contemplated herein (including without limitation the Share Charge), will not:

(a)	result in a breach of any provision of the constitutional documents of the Purchaser;

(b)	result in a breach of, or constitute a default under, any instrument to which the Purchaser is a party or by which the Purchaser is bound and which is material in the context of the transaction contemplated by this Agreement;

(c)	result in a breach of any order, judgment or decree of any court or governmental agency to which the Purchaser is a party or by which the Purchaser is bound and which is material in the context of the transaction contemplated by this Agreement; or

(d)	require the Purchaser to obtain any consent or approval of, or give any notice to or make any registration with any Governmental Entity or other authority which has not been obtained or made at the date of this Agreement.